Exhibit 99.1

For Immediate Release: January 14, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Net Lease REIT Acquires Comcast’s Western United States Technical Support Headquarters for $27 Million

El Segundo, Calif. (January 14, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Net Lease REIT, Inc., the acquisition of a 157,000 square-foot, Class A office building (the “Property”) located in Greenwood Village, Colorado for $27 million. The Property is 100% leased to Comcast Cable Holdings, LLC, a wholly-owned subsidiary of Comcast Corporation (the lease guarantor) pursuant to a triple-net lease with an approximate nine-year remaining term. Comcast Corporation (NASDAQ: CMCSA) is one of the world’s leading media and entertainment companies with a market capitalization in excess of $95 billion and is a component of many of the leading market indices including the S&P 100 and NASDAQ 100. Comcast Corporation is ranked 49th among the ‘Fortune 500’ of America’s largest corporations in 2012.

Situated adjacent to the Denver Technological Center, the Property was originally developed in 1980 and substantially renovated in 1998. The extensive renovation features many specialized and above-standard improvements including redundant back-up power systems and HVAC equipment, as well as a five-level, 550-stall shared parking structure. The parking garage is located on an adjacent parcel that was sold separately and simultaneously with another office building. To ensure the right to use the parking facility in perpetuity, Griffin Capital negotiated and executed a reciprocal parking easement allowing for the use of approximately one-half of the stalls in the parking garage.

“Given the investment grade credit quality of the tenant and substantial remaining lease duration, we are pleased to have acquired this asset at a favorable going-in capitalization rate of 8.06%1. Further, with 3.3% average annual net rental rate increases, the Property is positioned to both continue to deliver superior returns and provide attractive NOI growth for the entire remaining duration of the lease,” said Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions.

“We are pleased to complete our second acquisition in the Denver market with the Winn Richey team of Cushman & Wakefield in the past six months and meet our objectives of acquiring solid real estate, located in a liquid market with a long-term lease to a high-quality tenant. With this acquisition, the Griffin Capital Net Lease REIT now has a total capitalization approaching $400 million and approximately 72% of its net operating income derived from or guaranteed by investment-grade rated entities,” added Michael Escalante, Griffin Capital’s Chief Investment Officer. “This acquisition provides a great start to 2013 as we look toward building on the acquisition momentum we experienced in 2012,” stated Escalante.

About Griffin Capital Net Lease REIT and Griffin Capital Corporation

Griffin Capital Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 15 office and industrial distribution properties totaling approximately 3.41 million rentable square feet and total capitalization in excess of $380 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.4 million square feet of space, located in 28 states and representing approximately $2.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such

1 The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year Griffin Capital Net Lease REIT, Inc. owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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